Exhibit 99.2

Maxygen Announces Achievement of Milestone in Roche Alliance

- On track to enter clinical development in 2006 for an improved interferon alpha to treat hepatitis C -

Redwood City, Calif., December 14, 2005 – Maxygen, Inc. (Nasdaq: MAXY) announced today that it has earned a $5 million milestone in its collaboration with Roche to develop improved interferon alpha protein therapeutics to treat hepatitis C virus (HCV) and hepatitis B virus (HBV) infections.

Maxygen established the alliance with Roche in May 2003 in which Roche licensed worldwide commercialization rights to specific novel interferon alpha product candidates developed by Maxygen for HCV and HBV. Based on the continued successful development of the novel interferon alpha product candidates and the achievement of predefined goals, Maxygen could receive additional significant milestone payments in addition to royalties on product sales. Maxygen and Roche are completing late stage preclinical studies and GMP manufacturing and expect to enter clinical development for this next generation interferon alpha in 2006.

“Our collaboration with Roche to advance our next generation interferon alpha program has been extremely positive and productive. This is a valuable partnership in which both parties complement each other. We believe our next generation interferon alpha program has the potential to become a cornerstone of future hepatitis C therapy and we are confident that Roche is the best partner for the program,” commented Russell Howard, Chief Executive Officer of Maxygen.

“After two years of working closely with Maxygen, we are positive about both the partnership and the program,” said Peter Hug, Roche’s Global Head of Pharma Partnering. “Through the combined expertise of Maxygen and Roche, we continue to pursue the development of next generation HCV and HBV compounds for improved treatments for patients.”

Under the terms of the agreement, Maxygen has the option prior to initiation of Phase III clinical trials to co-fund product development and commercialization in the United States in exchange for profit sharing or an increased royalty rate. The companies have the option to expand the collaboration to develop other novel interferon alpha products specifically tailored for indications outside of HCV and HBV, including oncology, autoimmune diseases, inflammatory diseases, and other infectious diseases such as HIV. Maxygen retains the right to develop such products while Roche may elect to acquire worldwide license and commercialization rights to these product candidates in exchange for milestone payments and royalties on commercialized products.

The Interferon Alpha Market

Total global interferon alpha sales (including ribavirin) for all indications, including treatment of hepatitis B, C and several cancers were in excess of $2.5 billion in 2004. Analysts estimate that sales of interferon alpha products may reach approximately $5.8 billion by 2010.

About Hepatitis C

Hepatitis C is a serious blood-born viral infection that attacks the liver, and in many patients it leads to liver disease, cirrhosis and cancer. It is the leading cause of liver transplantation. Only identified in 1989, the HCV virus has infected more than 170 million people world-wide, making it more common than the HIV virus.

About Hepatitis B

Hepatitis B is a blood-born virus that attacks the liver and is the most common serious liver infection in the world. The HBV virus is highly contagious and is relatively easy to transmit from one infected individual to another. It is 100 times more infectious than the HIV virus.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel human therapeutic products using its integrated proprietary technologies and expertise in protein pharmaceuticals.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: the timing of the filing of an IND for the lead interferon alpha product candidate; whether we will receive other milestones and other payments from our interferon alpha product candidates; forecasted worldwide sales of interferon alpha products; and the potential utility of our interferon alpha product candidates for the treatment of hepatitis C or hepatitis B virus infection. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or Roche; the inherent uncertainties of clinical research and development; the ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry; the uncertain timing of such development, and the ability of competitors to produce superior products. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2004, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen is a registered trademark of Maxygen, Inc. The Maxygen logo is a trademark of Maxygen, Inc.

Contact:

Jeannine Medeiros, 650-298-5853

Investor and Public Relations

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